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                                                                   EXHIBIT 99.1

                                  RISK FACTORS

         Certain statements made in this Annual Report on Form 10-K are forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Our business, financial condition and results of operations could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described below and elsewhere in this Form 10-K. You should consider carefully the risks and uncertainties described below, which are not the only ones facing our company. Additional risks and uncertainties also may impair our business operations. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.


                           RISK RELATED TO OUR COMPANY

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, POTENTIAL INVESTORS IN OUR STOCK MAY HAVE DIFFICULTY EVALUATING OUR PROSPECTS.

         We recorded the first commercial sales of products using our fast-dissolve technologies in early 1997. Accordingly, we have only a limited operating history, which may make it difficult for you and other potential investors to evaluate our prospects. The difficulty investors may have in evaluating our prospects may cause volatile fluctuations, including decreases, in the market price of our common stock as investors react to information about our prospects. Since 1997, we have generated revenues from product development fees, licensing arrangements, sales of products using our fast-dissolve technologies and from royalties. We are currently making the transition from research and product development operations with limited production to commercial operations with expanding production capabilities in addition to research and product development activities. Our business and prospects, therefore, must be evaluated in light of the risks and uncertainties of a company with a limited operating history and, in particular, one in the pharmaceutical industry. We discuss many of these risks that are particularly relevant to us in the subheadings below. However, we are also subject to general business risks and uncertainties. You should evaluate any potential investment in our common stock accordingly.

IF WE ARE NOT PROFITABLE IN THE FUTURE, THE VALUE OF YOUR INVESTMENT IN OUR STOCK MAY FALL.

         We have not been profitable for much of our past. If we are not profitable in the future, the market price of our stock may fall. We have accumulated aggregate net losses from inception through March 31, 2000 of approximately $46 million. The costs for research and product development of our drug delivery technologies and general and administrative expenses have been the principal causes of our losses. Our ability to achieve sustained profitable operations depends on a number of factors, many of which are beyond our direct control. These factors include:

         -   the demand for our products;
         - our ability to manufacture our products efficiently and with the required quality;
         -   our ability to increase our manufacturing capacity;
         -   the level of product and price competition;
         - our ability to develop additional commercial applications for our products;
         -   our ability to control our costs; and
         -   general economic conditions.

WE MAY REQUIRE ADDITIONAL FINANCING, WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS OR AT ALL AND WHICH MAY RESULT IN DILUTION OF YOUR EQUITY INTEREST.

         We may require additional financing to fund expected increases in operating expenses and capital expenditures as we commercialize additional applications of our drug delivery technologies and increase our production capacity. If we cannot obtain financing when needed, or obtain it on favorable terms, we may be required to curtail our development of new drug delivery technologies or our expansion of manufacturing capacity. Further, if we issue equity securities, our stockholders may experience dilution. We believe our cash and cash equivalents, together with the net proceeds from our private placement of common stock in March, 2000 and expected revenues from operations, will be sufficient to meet our anticipated capital requirements for the foreseeable




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future. However, we may elect to pursue additional financing at any time to more aggressively pursue development of new drug delivery technologies and expand manufacturing capacity beyond that currently planned.

         Other factors that will affect future capital requirements and may require us to seek additional financing include:

         - the level of expenditures necessary to develop new products or technologies;
         -   the progress of our research and product development programs;
         - the need to construct a larger than currently anticipated manufacturing facility to meet demand for our products;
         - results of our collaborative efforts with current and potential pharmaceutical company partners; and
         - the timing of, and amounts received from, future product sales, product development fees and licensing revenue and royalties.

THE LOSS OF ONE OF OUR MAJOR CUSTOMERS COULD REDUCE OUR REVENUES SIGNIFICANTLY.

         Revenues from AstraZeneca, N.V. Organon and Novartis together represented over 85% of our total revenues for the year ended December 31, 1999. The loss of any one of these customers could cause our revenues to decrease significantly, resulting in, or increasing, our losses from operations. If we cannot broaden our customer base, we will continue to depend on a few customers for the majority of our revenues. We may be unable to negotiate favorable business terms with customers that represent a significant portion of our revenues. If we cannot, our revenues and gross profits may be insufficient to allow us to achieve sustained profitability.

IF WE DO NOT ENTER INTO ADDITIONAL COLLABORATIVE AGREEMENTS WITH PHARMACEUTICAL COMPANIES, WE MAY NOT BE ABLE TO ACHIEVE SUSTAINED PROFITABILITY.

         We depend upon collaborative agreements with pharmaceutical companies to develop, test, obtain governmental approval for, and commercialize oral dosage forms of, active pharmaceutical ingredients using our drug delivery technologies. The number of products that we successfully develop under these collaborative agreements will affect our revenues. If we do not enter into additional agreements in the future, or if our current or future agreements do not result in successful marketing of our products, our revenues and gross profits may be insufficient to allow us to achieve sustained profitability. We currently have collaborative agreements with American Home Products, AstraZeneca, Bristol-Myers Squibb, N.V. Organon, Novartis and Schering-Plough.

         Additional risks that we face related to our collaborative agreements include:

         - we may not be able to enter into collaborative agreements to develop additional products using our drug delivery technologies;
         - any existing or future collaborative agreements may not result in additional commercial products;
         - additional commercial products that we may develop may not be successful;
         - we may not be able to meet the milestones established in our current or future collaborative agreements; and
         - we may not be able to successfully develop new drug delivery technologies that will be attractive to potential pharmaceutical company partners.

WE RELY ON THIRD PARTIES TO MARKET, DISTRIBUTE AND SELL THE PRODUCTS INCORPORATING OUR DRUG DELIVERY TECHNOLOGIES AND THOSE THIRD PARTIES MAY NOT PERFORM.

         Our pharmaceutical company partners help us develop, manufacture and sell our products. If one or more of our pharmaceutical company partners fails to pursue the development or marketing of our products as planned, our revenues and gross profits may not reach our expectations, or may decline. We sometimes cannot control the timing and other aspects of the development of products because our pharmaceutical company partners may have priorities that differ from ours. Therefore, our commercialization of products under development may be delayed unexpectedly. Further, we incorporate our drug delivery technologies into the oral dosage forms of products marketed and sold by our pharmaceutical company partners. We do not have a direct marketing channel to consumers for our drug delivery technologies. Therefore, the success of the marketing organizations of our pharmaceutical company







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partners, as well as the level of priority assigned to the marketing of our products by these entities, which may differ from our priorities, will determine the success of the products incorporating our technologies.

IF WE CANNOT INCREASE OUR PRODUCTION CAPACITY, WE MAY BE UNABLE TO MEET EXPECTED DEMAND FOR OUR PRODUCTS AND WE MAY LOSE REVENUES.

         We must increase our production capacity to meet expected demand for our products. We currently have one production line and a second line is being developed. If we are unable to increase our production capacity as scheduled, we may be unable to meet expected demand for our products, we may lose revenues and we may not be able to maintain our relationships with our pharmaceutical company partners on good terms. Production lines in the pharmaceutical industry generally take 16 to 24 months to complete because of the long lead times required for precision production equipment and the lengthy testing and approval process. We expect our second production line to be operational in the second half of 2001, although we may experience difficulties that could delay our ability to increase our manufacturing capacity. We may not be able to increase our production capacity quickly enough to meet the requirements of our pharmaceutical company partners with whom we are developing our drug delivery technologies.

WE HAVE A SINGLE MANUFACTURING FACILITY AND WE MAY LOSE REVENUES AND BE UNABLE TO MAINTAIN OUR RELATIONSHIPS WITH OUR PHARMACEUTICAL COMPANY PARTNERS IF WE LOSE ITS PRODUCTION CAPACITY.

         We manufacture all of the products that we produce on our existing production line in our Eden Prairie facility. If our existing production line or facility becomes incapable of manufacturing products for any reason, we may be unable to meet production requirements, we may lose revenues and we may not be able to maintain our relationships with our pharmaceutical company partners. Without our existing production line, we would have no other means of manufacturing products incorporating our drug delivery technologies until we were able to restore the manufacturing capability at our facility or develop an alternative manufacturing facility. Although we carry business interruption insurance to cover lost revenues and profits in an amount we consider adequate, this insurance does not cover all possible situations. In addition, our business interruption insurance would not compensate us for the loss of opportunity and potential adverse impact on relations with our existing pharmaceutical company partners resulting from our inability to produce products for them.

WE RELY ON A SINGLE SOURCE FOR SOME OF OUR RAW MATERIALS, WE MAY LOSE REVENUES AND WE MAY NOT BE ABLE TO MAINTAIN OUR RELATIONSHIP WITH OUR PHARMACEUTICAL COMPANY PARTNERS IF THOSE MATERIALS WERE NOT AVAILABLE FROM THEIR CURRENT SOURCE.

         We rely on single suppliers for some of our raw materials and packaging supplies. If these raw materials or packaging supplies were no longer available we may be unable to meet production requirements, we may lose revenues and we may not be able to maintain our relationships with our pharmaceutical company partners. Without adequate supplies of raw materials or packaging supplies, our manufacturing operations may be interrupted until another supplier could be identified, its products validated and trading terms with it negotiated. We may not be able to identify an alternative supplier in a timely manner, or at all. Furthermore, we may not be able to negotiate favorable terms with an alternative supplier. Any disruptions in our manufacturing operations from the loss of a supplier could potentially damage our relations with our pharmaceutical company partners.

IF WE CANNOT DEVELOP ADDITIONAL PRODUCTS, OUR ABILITY TO INCREASE OUR REVENUES WOULD BE LIMITED.

         We intend to continue to enhance our current technologies and pursue additional proprietary drug delivery technologies. If we are unable to do so, we may be unable to achieve our objectives of revenue growth and sustained profitability. Even if enhanced or additional technologies appear promising during various stages of development, we may not be able to develop commercial applications for them because:

         -   the potential technologies may fail clinical studies;
         -   we may not find a pharmaceutical company to adopt the technologies;
         - it may be difficult to apply the technologies on a commercial scale; or
         -   the technologies may be uneconomical to market.








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IF PATIENTS AND PHYSICIANS DO NOT ACCEPT OUR DRUG DELIVERY TECHNOLOGIES, WE MAY
BE UNABLE TO GENERATE SIGNIFICANT REVENUES.

         Our revenues depend on ultimate patient and physician acceptance of our drug delivery technologies as an alternative to conventional drug delivery systems. If our drug delivery technologies are not accepted in the marketplace, our pharmaceutical company partners may be unable to successfully market and sell our products, which would limit our ability to generate revenues and to achieve sustained profitability. The degree of acceptance of any drug delivery system depends on a number of factors. These factors include:

         -   demonstrated clinical efficacy and safety;
         -   cost-effectiveness;
         -   convenience and ease of administration;
         -   advantages over alternative drug delivery systems; and
         -   marketing and distribution support.

         In addition, we expect that our pharmaceutical company partners will price products incorporating our drug delivery technologies slightly higher than conventional swallowable or chewable tablets, which may impair their acceptance. Because only a limited number of products incorporating our drug delivery technologies are commercially available, we cannot yet assess the level of market acceptance of our drug delivery technologies.

DEMAND FOR SOME OF OUR PRODUCTS IS SEASONAL, AND OUR SALES AND PROFITS MAY SUFFER DURING PERIODS WHEN DEMAND IS LIGHT.

         Certain non-prescription products that we manufacture for our pharmaceutical company partners to treat seasonal ailments such as colds and the flu. Our pharmaceutical company partners may choose to not market those products in off-seasons and our sales and profits may decline in those periods as a result. In 1999, revenues from Novartis, which included revenues related to Triaminic, a cold and flu product, represented 42% of our total revenues. We may not be successful in developing a mix of non-prescription and prescription products to reduce these seasonal variations.

IF WE CANNOT ADEQUATELY PROTECT OUR TECHNOLOGY AND PROPRIETARY INFORMATION, WE MAY BE UNABLE TO SUSTAIN A COMPETITIVE ADVANTAGE.

         Our success depends, in part, on our ability to obtain and enforce patents for our products, processes and technologies and to preserve our trade secrets and other proprietary information. If we cannot do so, our competitors may exploit our innovations and deprive us of the ability to realize revenues and profits from our developments. We have been granted seven patents on our drug delivery systems in the U.S., which will expire beginning in 2010.

         Any patent applications we may have made or may make relating to our potential products, processes and technologies may not result in patents being issued. Our current patents may not be valid or enforceable. They may not protect us against competitors that challenge our patents, obtain patents that may have an adverse effect on our ability to conduct business or are able to circumvent our patents. Further, we may not have the necessary financial resources to enforce our patents.

         To protect our trade secrets and proprietary technologies and processes, we rely, in part, on confidentiality agreements with our employees, consultants and advisors. These agreements may not provide adequate protection for our trade secrets and other proprietary information in the event of any unauthorized use or disclosure, or if others lawfully develop the information.

THIRD PARTIES MAY CLAIM THAT OUR TECHNOLOGIES, OR THE PRODUCTS IN WHICH THEY ARE USED, INFRINGE ON THEIR PROPRIETARY RIGHTS AND WE MAY INCUR SIGNIFICANT COSTS RESOLVING THESE CLAIMS.

         Third parties may claim that the manufacture, use or sale of our drug delivery technologies infringe their patent rights. If such claims are asserted, we may have to seek licenses, defend infringement actions or challenge the validity of those patents in court. If we could not obtain required licenses, are found liable for infringement or










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are not able to have these patents declared invalid, we may be liable for significant monetary damages, encounter significant delays in bringing products to market or be precluded from participating in the manufacture, use or sale of products or methods of drug delivery covered by the patents of others. We may not have identified, or be able to identify in the future, U.S. and foreign patents that pose a risk of potential infringement claims.

         We enter into collaborative agreements with pharmaceutical companies to apply our drug delivery technologies to drugs developed by others. Ultimately, we receive license revenues and product development fees, as well as revenues from the sale of products incorporating our technology and royalties. The drugs to which our drug delivery technologies are applied are generally the property of the pharmaceutical companies. Those drugs may be the subject of patents or patent applications and other forms of protection owned by the pharmaceutical companies or third parties. If those patents or other forms of protection expire, become ineffective or are subject to the control of third parties, sales of the drugs by the collaborating pharmaceutical company may be restricted or may cease. Our revenues, in that event, may decline.

WE MAY INCUR SIGNIFICANT COSTS SEEKING APPROVAL FOR OUR PRODUCTS AND IF WE ARE NOT SUCCESSFUL, WE MAY BE UNABLE TO ACHIEVE OUR ANTICIPATED REVENUES AND PROFITS.

         The federal government, principally the U.S. Food and Drug Administration, and state and local government agencies regulate all new pharmaceutical products, including our existing products and those under development. We may incur significant costs attempting to obtain regulatory approval for our products. If we are not successful, our revenues and profitability may decline.

         Applicants for FDA approval often must submit extensive clinical data and supporting information to the FDA. Varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of a drug product. Changes in FDA approval policy during the development period, or changes in regulatory review for each submitted new drug application also may cause delays or rejection of an approval. Even if the FDA approves a product, the approval may limit the uses or "indications" for which a product may be marketed, or may require further studies. The FDA also can withdraw product clearances and approvals for failure to comply with regulatory requirements or if unforeseen problems follow initial marketing.

         Manufacturers of drugs also must comply with applicable good manufacturing practices requirements. If we cannot comply with applicable good manufacturing practices we may be required to suspend the production and sale of our products, which would reduce our revenues and gross profits. We may not be able to comply with the applicable good manufacturing practices and other FDA regulatory requirements for manufacturing as we expand our manufacturing operations.

         If our products are marketed in foreign jurisdictions, we, and the pharmaceutical companies with whom we are developing our technologies, must obtain required regulatory approvals from foreign regulatory agencies and comply with extensive regulations regarding safety and quality. If approvals to market our products are delayed, if we fail to receive these approvals, or if we lose previously received approvals, our revenues would be reduced. We may not be able to obtain all necessary foreign regulatory approvals. We may be required to incur significant costs in obtaining or maintaining foreign regulatory approvals.

WE MAY BE SUBJECT TO SANCTIONS IF WE FAIL TO COMPLY WITH REGULATORY
REQUIREMENTS.

         If we, or pharmaceutical companies with whom we are developing our technologies, fail to comply with applicable FDA and other regulatory requirements, we, and they, may be subject to sanctions, including:

         -   warning letters;
         -   fines;
         -   product seizures or recalls;
         -   injunctions;
         - refusals to permit products to be imported into or exported out of the U.S.;
         -   total or partial suspension of production;
         -   withdrawals of previously approved marketing applications; and
         -   criminal prosecutions.









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IF THE MARKETING CLAIMS ASSERTED ABOUT OUR PRODUCTS ARE NOT APPROVED, OUR
REVENUES MAY BE LIMITED.

         Once a drug product is approved by the FDA, the Division of Drug Marketing, Advertising and Communication, the FDA's marketing surveillance department within the Center for Drugs, must approve marketing claims asserted by our pharmaceutical company partners. If our pharmaceutical company partners fail to obtain from the Division of Drug Marketing acceptable marketing claims for a product incorporating our drug technology, our revenues from that product may be limited. Marketing claims are the basis for a product's labeling, advertising and promotion. The claims our pharmaceutical company partners are asserting about our drug delivery technology, or the drug product itself, may not be approved by the Division of Drug Marketing.

IF WE DO NOT PROPERLY MANAGE OUR GROWTH, WE MAY BE UNABLE TO SUSTAIN THE LEVEL OF REVENUES WE HAVE ATTAINED OR EFFECTIVELY PURSUE ADDITIONAL BUSINESS OPPORTUNITIES.

         Our revenues increased 76% from the year ended December 31, 1998 to the year ended December 31, 1999, placing significant stress on our management, administrative and operational resources. If we do not properly manage the growth we have recently experienced and expect in the future, our revenues may decline or we may be unable to pursue sources of additional revenues. To properly manage our growth, we must, among other things, implement additional and improve existing administrative, financial and operational systems, procedures and controls on a timely basis. We will also need to expand our finance, administrative and operations staff. We may not be able to complete the improvements to our systems, procedures and controls necessary to support our future operations in a timely manner. We may not be able to hire, train, integrate, retain, motivate and manage required personnel and may not be able to successfully identify, manage and exploit existing and potential market opportunities. Improving our systems and increasing our staff will increase our operating expenses. If we fail to generate additional revenue in excess of increased operating expenses in any fiscal period we may incur losses, or our losses may increase in that period.

IF WE CANNOT ATTRACT AND RETAIN KEY PERSONNEL, ON WHICH WE DEPEND, WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS PLAN AS ANTICIPATED.

         During our operating history, we have assigned many key responsibilities within our company to a relatively small number of individuals. If we lose the services of John Siebert, our Chief Executive Officer, or John Hontz, our Chief Operating Officer, we may have difficulty executing our business plan in the manner we currently anticipate. The competition for qualified personnel is intense, and the loss of services of key personnel could adversely affect our business. We have an employment agreement through December 31, 2000 with Dr. Siebert. We do not maintain key person insurance for any of our key personnel.

         We rely on our consultants to assist us in formulating our research and development strategy. All of our consultants are otherwise employed and each of these consultants may have commitments to other entities that may limit their availability to us or other interests that may conflict with our interests.

WE MAY FACE PRODUCT LIABILITY CLAIMS RELATED TO PARTICIPATION IN CLINICAL TRIALS OR THE USE OR MISUSE OF OUR PRODUCTS.

         The testing, manufacturing and marketing of products utilizing our drug delivery technologies may expose us to potential product liability and other claims resulting from their use. If any such claims against us are successful, we may be required to make significant compensation payments. Any indemnification that we have obtained, or may obtain, from contract research organizations or pharmaceutical companies conducting human clinical trials on our behalf may not protect us from product liability claims or from the costs of related litigation. Similarly, any indemnification we have obtained, or may obtain, from pharmaceutical companies with whom we are developing our drug delivery technologies may not protect us from product liability claims from the consumers of those products or from the costs of related litigation. If we are subject to a product liability claim, our product liability insurance, which has an aggregate policy limit of $5 million, may not reimburse us, or be sufficient to reimburse us, for any expenses or losses we may suffer. A successful product liability claim against us, if not covered by, or if in excess of, our product liability insurance, may require us to make significant compensation payments, which would be reflected as expenses on our statement of operations.












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RISKS RELATED TO OUR INDUSTRY

IF WE CANNOT KEEP PACE WITH THE RAPID TECHNOLOGICAL CHANGE AND MEET THE INTENSE COMPETITION IN OUR INDUSTRY, WE MAY LOSE BUSINESS.

         Our success depends, in part, upon maintaining a competitive position in the development of products and technologies in a rapidly evolving field. If we cannot maintain competitive products and technologies, our current and potential pharmaceutical company partners may choose to adopt the drug delivery technologies of our competitors. Fast-dissolve tablet technologies that compete with our OraSolv and DuraSolv technologies include the Zydis technology developed by R.P. Scherer Corporation, the WOWTab technology developed by Yamanouchi Shaklee Pharmaceuticals, the Flashtab technology developed by Laboratories Prographarm, and FlashDose technology developed by Fuizz Technologies Ltd. We also compete generally with other drug delivery, biotechnology and pharmaceutical companies, engaged in the development of alternative drug delivery technologies or new drug research and testing. Many of these competitors have substantially greater financial, technological, manufacturing, marketing, managerial and research and development resources and experience than we do, and, therefore, represent significant competition for us.

         Our competitors may succeed in developing competing technologies or obtaining governmental approval for products before we do. The products of our competitors may gain market acceptance more rapidly than our products. Developments by competitors may render our products, or potential products, noncompetitive or obsolete.

OUR COMMERCIAL PRODUCTS ARE SUBJECT TO CONTINUING REGULATION AND WE MAY BE SUBJECT TO ADVERSE CONSEQUENCES IF WE FAIL TO COMPLY WITH APPLICABLE REGULATIONS.

         Even if our products receive regulatory approval, either in the U.S. or internationally, we will continue to be subject to extensive regulatory requirements. These regulations are wide-ranging and govern, among other things:

         -   adverse drug experience reporting regulations;
         -   product promotion;
         - product manufacturing, including good manufacturing practice requirements; and
         -   product changes or modifications.

         If we fail to comply or maintain compliance with these laws and regulations, we may be fined or barred from selling our products. If the FDA believes that we are not complying with the law, it can:

         -   seize our products;
         -   mandate a recall;
         -   stop future sales through injunctive procedures; and/or
         -   assess civil and criminal penalties against us.

RISKS RELATED TO OUR COMMON STOCK

ANTI-TAKEOVER PROVISIONS OF OUR CORPORATE CHARTER DOCUMENTS, DELAWARE LAW AND OUR STOCKHOLDERS' RIGHTS PLAN MAY AFFECT THE PRICE OF OUR COMMON STOCK.

         Our corporate charter documents, Delaware law and our stockholders' rights plan include provisions that may discourage or prevent parties from attempting to acquire us. These provisions may have the effect of depriving our stockholders of the opportunity to sell their stock at a price in excess of prevailing market prices in an acquisition of us by another company. Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the rights, preferences and privileges of those shares without any further vote or action by our stockholders. The rights of holders of our common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Additional provisions of our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire a majority of







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our outstanding voting common stock. These include provisions that limit the ability of stockholders to call special meetings or remove a director for cause.

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, either alone or together with affiliates and associates, owns (or within the past three years, did own) 15% or more of the corporation's voting stock.

         We also have a stockholders' rights plan, commonly referred to as a poison pill, which makes it difficult, if not impossible, for a person to acquire control of us without the consent of our board of directors.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

         The trading price of our common stock has been, and is likely to continue to be highly volatile. The market value of your investment in our common stock may fall sharply at any time due to this volatility. In the year ended December 31, 1999, the trading price of our common stock ranged from $2.53 to $13.50. In the year ended December 31, 1998, the trading price for our common stock ranged from $2.09 to $4.97. The market prices for securities of drug delivery, biotechnology and pharmaceutical companies historically have been highly volatile. Factors that could adversely affect our stock price include:

         -   fluctuations in our operating results;
         - announcements of technological collaborations, innovations or new products by us or our competitors;
         -   governmental regulations;
         -   developments in patent or other proprietary rights;
         -   public concern as to the safety of drugs developed by us or others;
         - the results of pre-clinical testing and clinical studies or trials by us or our competitors;
         -   litigation; and
         -   general market conditions.

OUR OPERATING RESULTS MAY FLUCTUATE, CAUSING OUR STOCK PRICE TO FALL.

         Fluctuations in our operating results may lead to fluctuations, including declines, in our stock price. Our operating results may fluctuate from quarter to quarter and from year to year depending on:

         -   demand by patients for the products we produce;
         -   new product introductions;
         - the seasonal nature of the products we produce to treat seasonal ailments;
         -   pharmaceutical company ordering patterns;
         -   the number of new collaborative agreements that we enter into;
         - our achievement of product development milestones under collaborative agreements; and
         - our level of activity conducted on behalf and at the direction of pharmaceutical companies.

FUTURE SALES OF COMMON STOCK, OR THE PROSPECT OF FUTURE SALES, MAY DEPRESS OUR STOCK PRICE.

         Sales of a substantial number of shares of common stock, or the perception that sales may occur, could adversely affect the market price of our common stock. On March 17, 2000, we issued and sold 1,100,000 shares of our common stock to a limited number of investors in a private placement, exempt from registration under the Securities Act of 1933. Under the stock purchase agreement with the investors, we were required to file a registration statement with the Securities and Exchange Commission within thirty days after March 17, 2000 for the resale by the investors of the shares of common stock issued in the private placement. We also are required to use our reasonable efforts to have the registration statement declared effective by the Securities and Exchange Commission and maintain its effectiveness until the earlier of March 17, 2002, the time at which all shares acquired in the private placement have been sold under the registration statement, or the date on which each investor may sell







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all of the shares of common stock acquired by the investor in the private placement without registration or without regard to any volume limitations. Significant resales of the common stock issued in the private placement could adversely affect the market price of our common stock. ders may experience dilution.































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